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                                                                    EXHIBIT 99.1
                             FOR IMMEDIATE RELEASE
                             ---------------------


CONTACTS:
Boyd P. Gentry                                          Chris A. Snow
  Vice President and Treasurer                          Investor Relations
  (678) 443-6872                                        (678) 443-6873


                PARAGON HEALTH NETWORK AND MARINER HEALTH GROUP
                           MERGER DECLARED EFFECTIVE

  Atlanta, Georgia and Framingham, Massachusetts -- July 31, 1998 -- Paragon Health Network, Inc. (NYSE: PGN) and Mariner Health Group, Inc. (NASDAQ: MRNR) announced today that the completion of the merger of the two companies is effective as of 5:00 p.m. today.

  As previously announced, the common stock of Mariner Health Group, Inc. will cease trading on the NASDAQ Stock Market as of the close of business today. Effective with the completion of the merger, Paragon has changed its name to Mariner Post-Acute Network, Inc. (NYSE: MPN) and its common stock will begin trading under the ticker symbol "MPN" as of the opening of business on Monday, August 3, 1998.

  Mariner Post-Acute Network, Inc., headquartered in Atlanta, Georgia, is a diversified health care company providing an array of long-term and specialty health care services through its subsidiaries. The Company's inpatient services group operates over 430 skilled nursing and assisted living facilities with more than 50,000 beds. American Pharmaceutical Services, the Company's institutional pharmacy subsidiary, operates 43 institutional pharmacies serving more than 1,000 facilities comprising approximately 125,000 beds. Prism Rehab Systems, the Company's contract therapy provider, provides therapy and rehabilitation staffing services to more than 450 long-term care facilities. Rehability operates more than 200 outpatient clinics and hospital therapy departments. Mariner Specialty Services and Cornerstone Health Management collectively manage more than 100 programs for long-term care providers and acute care hospitals, provide physician management services and operate more than 50 branches that provide home health, hospice and private duty nursing services.